EXHIBIT 23.1

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

      As independent certified public accountants, we hereby consent to the incorporation of our report dated January 24, 2000, with respect to the SportsLine.com, Inc. consolidated balance sheets as of December 31, 1999 and 1998, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1999, included in its Annual Report on Form 10-K for the year ended December 31, 1999, and to all references to our Firm included in or made a part of this Registration Statement on Form S-3.

ARTHUR ANDERSEN LLP



Fort Lauderdale, Florida,
    June 16, 2000.